ADMINISTRATIVE SERVICES PLAN

FOR RETAIL CLASS SHARES AND INSTITUTIONAL CLASS SHARES
OF

RIVERPARK FUNDS TRUST

RiverPark Funds Trust (the "Trust") is an open-end management investment company registered as such under the Investment Company Act of 1940 (the "Act"). This Plan refers to the Retail Class Shares and Institutional Class Shares of the portfolios of the Trust identified in Appendix A hereto (each a "Fund" and collectively, the "Funds"). Appendix A may be amended from time to time as provided herein.

Section 1.   Service Agreements; Annual Fees

Administrative Services Agreements. The Trust is authorized to enter into administrative services agreements on behalf of the Funds (the "Administrative Services Agreements") with financial institutions, retirement plans, broker-dealers, depository institutions, institutional shareholders of record, registered investment advisers and other financial intermediaries and various brokerage firms or other industry recognized service providers of fund supermarkets or similar programs (collectively "Service Organizations") who provide administrative, recordkeeping and support servicing to their customers who may from time to time beneficially own Retail Class Shares and Institutional Class Shares of the Funds as set forth in this Administrative Services Plan.

Administrative Services Fee. Each Fund will pay directly to Service Organizations a non-distribution related administrative services fee ("Administrative Services Fee") under the Administrative Services Plan at an annual rate of up to 0.20% (currently set at 0.15%) and 0.15% of the average daily net assets of the Retail Class Shares and Institutional Class Shares, respectively, of a Fund beneficially owned by the clients of Service Organizations. No Fund shall directly or indirectly pay any distribution or personal service related amounts under the Administrative Services Plan. Any personal service related amounts will be paid under the Trust’s Shareholder Services Plan for Retail Class Shares and Institutional Class Shares of the Trust.

Payment of Fees. The Administrative Services Fees will be calculated and accrued daily and paid monthly by each Fund with respect to the Retail Class Shares and Institutional Class Shares at the annual rate(s) indicated above.

Section 2.   Expenses Covered by the Plan

Administrative Services Fees may be used for payments to Service Organizations who provide administrative, recordkeeping and support servicing to their customers who may from time to time beneficially own Retail Class Shares and Institutional Class Shares of a Fund, which, by way of example, may include: (i) establishing and maintaining accounts and records relating to shareholders; (ii) processing dividend and distribution payments from a Fund on behalf of shareholders; (iii) providing information periodically to shareholders showing their positions in shares and integrating such statements with those of other transactions and balances in shareholders’ other accounts serviced by such financial institution; (iv) arranging for bank wires; (v) providing transfer agent or sub-transfer agent services, recordkeeping, custodian or sub-accounting services with respect to shares beneficially owned by shareholders, or the information to a Fund necessary for such services; (vi) if required by law, forwarding shareholder communications from a Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to shareholders; (vii) assisting in processing purchase, exchange and redemption requests from shareholders and in placing such orders with our service contractors; or (viii) providing such other similar services, which are not considered “service fees” as defined in Financial Industry Regulatory Authority (FINRA) Rule 2830(b)(9), as a Fund may reasonably request to the extent the Service Organization is permitted to do so under applicable laws, statutes, rules and regulations, provided, however, if the FINRA adopts a definition of  “service fee” for purposes of Rule 2830 of the FINRA Conduct Rules that differs from the definition of “service fee” as presently used, or if FINRA adopts a related definition intended to define the same concept, the definition of “service fee” as used herein shall be automatically amended to conform to the FINRA definition.

Section 3.   Approval of Board

This Administrative Services Plan must be approved by a majority of the Board ("Board Approval") and by a majority of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of this Administrative Services Plan ("Independent Trustee Approval"), by vote cast in person at a meeting called for the purposes of voting on such agreement. All determinations or authorizations of the Board hereunder shall be made by Board Approval and Independent Trustee Approval.

Section 4.   Continuance of the Administrative Services Plan

This Administrative Services Plan may continue in effect for longer than one year after its initial implementation only as long as such continuance is specifically approved at least annually by Board Approval and by Independent Trustee Approval, cast in person at a meeting called for the purpose of voting on this Administrative Services Plan.

Section 5.    Termination

This Administrative Services Plan may be terminated at any time with respect to a Fund, without the payment of any penalty, by a vote of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Administrative Services Plan or any agreement related to the implementation of the Administrative Services Plan, cast in person at a meeting called for the purposes of voting on such termination. The Administrative Services Plan may remain in effect with respect to a Fund even if the Administrative Services Plan has been terminated in accordance with this Section 5 with respect to any other Fund.

Section 6.    Amendments

This Administrative Services Plan may not be amended in any material respect without Board Approval and Independent Trustee Approval.

Section 7.    Written Reports

In each year during which the Administrative Services Plan remains in effect, a person authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Administrative Services Plan will prepare and furnish to the Board, and the Board will review, at least quarterly, written reports which set out the amounts expended under the Administrative Services Plan and the purposes for which those expenditures were made.

Adoption Date: September 20, 2010
Date Last Approved:  February 14, 2012
Date Last Approved:  May 06, 2013

APPENDIX A

To the Administrative Services Plan
For Retail Class Shares and Institutional Class Shares
Of
RiverPark Funds Trust

RiverPark Large Growth Fund
RiverPark/Wedgewood Fund
RiverPark Short Term High Yield Fund
RiverPark/Gargoyle Hedged Value Fund
RiverPark Long/Short Opportunity Fund
RiverPark Structural Alpha Fund

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